EXHIBIT (10-19)

Senior Executive Officer Recoupment Policy

SENIOR EXECUTIVE OFFICER
RECOUPMENT POLICY

Effective January 1, 2018

In the event of a significant restatement of financial results, the Compensation and Leadership Development Committee of the Board will review all cash-based and equity-based incentive compensation paid to Executive Officers on the basis of having met or exceeded specific performance targets or goals for performance periods after June 30, 2006 pursuant to the Short Term Achievement Reward (STAR) annual incentive program and/or the Performance Stock Plan (PSP), a long-term incentive program, or any successor programs or plans or other cash-based or equity-based incentive compensation plans approved by the Board or the Compensation and Leadership Development Committee (collectively, “Compensation”). Such Compensation is limited to awards received in the three-year period preceding the date on which the Company is required to prepare the accounting restatement.

If such Compensation would have been lower had it been calculated based on the restated results, the Compensation and Leadership Development Committee will, to the extent permitted by governing law, have the sole and absolute discretion and authority to seek to recoup for the benefit of the Company some or all such Compensation paid to some or all of the Executive Officers, regardless of the fault, misconduct or responsibility of any such executive officer in the restatement. For purposes of this policy, the term “significant restatement” means a restatement triggered by a material accounting error in previously issued financial statements, the term “Executive Officers” means the senior executive officers of the Company consisting of the Chief Executive, Vice-Chairs, Presidents, Global Function Heads, Senior Vice Presidents and equivalents who were in such positions at the time such Compensation deemed subject to recoupment was paid, and the term “Compensation” includes any amounts deferred pursuant to the terms of The Procter & Gamble Company Executive Deferred Compensation Plan.

This authority is in addition to the Compensation and Leadership Development Committee’s authority under any applicable stock and incentive compensation plan to suspend or cancel any outstanding stock option, stock appreciation right, or restricted stock unit issued under the plans, and seek repayment of net proceeds of awards, if the Committee determines that the Participant has acted significantly contrary to the best interests of the Company or its affiliates or subsidiaries.

In addition, this does not affect the Company’s ability to pursue any and all available legal rights and remedies under governing law.